                                                                    EXHIBIT 11.1

             STATEMENT REGARDING CALCULATION OF EARNINGS PER SHARE

                                                                               PRIMARY             FULLY DILUTED
                                                                               -------             -------------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             DATA)

                       YEAR ENDED DECEMBER 31, 1995
Weighted average shares outstanding.......................................       7,733                  7,733
Effect of dilutive common stock equivalents...............................       --                    --
                                                                               -------                -------
Weighted average shares outstanding for EPS purposes......................       7,733                  7,733
Net loss..................................................................     $(2,405)               $(2,405)
Net loss per share(1).....................................................     $ (0.31)               $ (0.31)
                                                                               =======                =======

                   THREE MONTHS ENDED MARCH 31, 1996(2)
Weighted average shares outstanding.......................................       8,968                    N/A(3)
Effect of dilutive common stock equivalents...............................         492
                                                                               -------
Weighted average shares outstanding for EPS purposes......................       9,460
Net income................................................................     $ 1,291
Net income per share(1)...................................................     $  0.14
                                                                               =======
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(1) In accordance with Accounting Principle Board Opinion No. 15, any reduction of less than 3% need not be considered dilutive. Accordingly, the consolidated statements of operations reflect net income (loss) per share and the weighted average number of shares used in the calculation on a primary basis only.

(2) As of March 31, 1996, options to purchase 698,558 shares of common stock were outstanding. In the calculation of primary net income per share, these options were included in the average number of common shares outstanding using the treasury stock method based on the average price of the common stock for the period.

(3) As the price of the Company's common stock as of March 31, 1996 was less than the average price for the three month period ended March 31, 1996, the fully diluted earnings per share calculation for the three month period is not applicable.